Exhibit 23.4

PricewaterhouseCoopers LLP
Chartered Accountants
One Lombard Place, Suite 2300
Winnipeg, Manitoba
Canada R3B 0X6
Telephone +1 (204) 926 2400
Facsimile +1 (204) 944 1020

Consent of Independent Registered Public Accounting Firm

We hereby consent to the use in this Registration Statement on Form S-4 of Standard Aero Holdings, Inc. of our report dated March 31, 2005, except for Note 16 which is as of April 26, 2005, relating to the consolidated financial statements of Standard Aero Holdings, Inc. (Successor) as of December 31, 2004 and for the period from August 25, 2004 to December 31, 2004, our report dated March 31, 2005, except for Note 16 which is as of April 26, 2005, relating to the combined financial statements of the MRO Division of Dunlop Standard Aerospace Group Limited (Predecessor) as of December 31, 2003 and for the period from January 1, 2004 to August 24, 2004 and the years ended December 31, 2003 and December 31, 2002, and our report dated March 31, 2005 relating to the financial statement schedule, all of which appear in such Registration Statement. We also consent to the reference to us under the headings “Experts” in such Registration Statement.

Chartered Accountants Winnipeg,
Manitoba, Canada
July 5, 2005

PricewaterhouseCoopers refers to the Canadian firm of PricewaterhouseCoopers LLP and the other member firms of PricewaterhouseCoopers International Limited, each of which is a separate and independent legal entity.